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                                                             Exhibit 99.1A(5)(a)



[FARM BUREAU LOGO]            SOUTHERN FARM BUREAU
                             LIFE INSURANCE COMPANY
          -------------------------------------------------------------
         Post Office Box 78 - Jackson, Mississippi 39205 - 601-981-7422


                AGREEMENT PROVIDING WAIVER OF MONTHLY DEDUCTIONS
                          ON INSURED'S TOTAL DISABILITY


BENEFIT

On receipt of due proof of the Insured's total disability while this agreement is in force, We will waive monthly deductions during such total disability. If the Insured becomes totally disabled, We will waive the Monthly Deductions starting with the one on the Monthly Deduction Day next following the date total disability began. If total disability began on a Monthly Deduction Day, We will waive the Monthly Deduction on that day as well.

If We have deducted any Monthly Deductions since total disability began, We will restore them to the accumulated value of this policy as of the date the deductions were taken. We will not waive or restore any Monthly Deduction if the Monthly Deduction Day on which it was deducted is more than one year before the date We receive Your Written Notice and proof of the Insured's total disability. However, failure to give notice and proof within such time will not void any claim if notice and proof was given as soon as reasonably possible.

MONTHLY COST OF INSURANCE FOR THIS AGREEMENT

The Cost of Insurance for this agreement is included in the Monthly Deduction for the policy to which it is attached. It is determined by the following procedure:

     a) Divide the Death Benefit of the policy on the Monthly Deduction Day by 1.0032737.

     b) Reduce the result (a) by the amount of the Accumulated Value of the policy on the Monthly Deduction Day.

     c)  Multiply the difference (b) by .001.

     d) Multiply (c) by the appropriate cost of insurance rate for waiver of monthly deductions per $1,000.

The cost of insurance rate for waiver of monthly deductions is shown on the policy Schedule Page or on an endorsement to the Policy Schedule Page.

DEFINITION OF TOTAL DISABILITY

Total disability means disability which:

     (a) results from bodily injury or disease;

     (b) begins while this agreement is in force and before the lnsured's attained age 60;

     (c) exists continuously for at least six consecutive months; and

     (d) prevents the Insured from engaging in any occupation for which he or she is or becomes reasonably qualified by education, training, or experience.


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The total and irrecoverable loss of any of the following will be considered total disability:

     (a) sight of both eyes;

     (b) use of both hands;

     (c) use of both feet; or

     (d) use of one hand and one foot.


DISABILITIES NOT COVERED

     Monthly Deductions will not be waived under this agreement if total disability results from any of the following causes:

     (a) bodily injury occurring or disease contracted or commencing prior to the effective date of this agreement;

     (b) intentionally self-inflicted injury;

     (c) any act of war, declared or undeclared; or

     (d) military, naval, or air service of any country or international organization at war, declared undeclared.


NOTICE AND PROOF OF DISABILITY

Written notice of a claim and proof of total disability must be received at the Home Office:

     (a) during the lnsured's lifetime;

     (b) during the continuance of total disability; and

     (c) not later than six months after this agreement terminates.


CONTINUANCE OF DISABILITY

We may require proof of continuance of total disability, including examination of the Insured by a physician other than the Insured. After total disability has continued for two years, such proof will not be required more often than once a year. Waiver of Monthly Deductions will cease if:

     (a) proof of the continuance of total disability is not furnished;

     (b) the Insured refuses to submit to an examination as required; or

     (c) the Insured ceases to be totally disabled.

Premiums becoming due on the policy after waiver under this agreement has ceased must be paid to Us.


INCONTESTABILITY

We will not contest liability under this agreement after it has been in force for two years from its effective date, except for nonpayment of the Cost of Insurance for this agreement.

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TERMINATION

This agreement will terminate on the earliest of the following:

     (a) the end of the grace period for any premium which remains unpaid on either the policy or this agreement;

     (b) the lnsured's attained age 60, if the Insured is not then totally disabled;

     (c) when the Insured ceases to be totally disabled, if the Insured is totally disabled on the attained age 60;

     (d) on the surrender, maturity, expiry, exchange, or other termination of the policy; or

     (e) the premium due date next following receipt at the Home Office of Written Notice to the Company requesting termination.

If a Monthly Cost of Insurance for this agreement is paid for any period after termination of the agreement, Our only liability will be to refund any Monthly Cost of Insurance so deducted.


GENERAL PROVISIONS

This agreement is issued in consideration of the application and of the payment of premiums. It is made a part of the policy to which it is attached.

The effective date of this agreement is the policy date, unless this agreement was made a part of the policy after the policy date. In that event, the effective date of this agreement is shown on the Schedule Page or on an endorsement to the Schedule Page.

The benefits provided by this agreement are subject to the terms and conditions of this agreement and the policy.


                                    /s/ J.A. Purvis

                                    Secretary

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